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                                                                    Exhibit 10.6

                               (VIACELL(TM) LOGO)

                                                       REVISED DECEMBER 18, 2000

George Daley
50 Young Road
Weston MA 02493

Dear George:

We have amended the offer that was extended to you in November, based on a conversation with some MSAB Board members. Again, thank you for your commitment to being a member of Viacord's and now ViaCell, Inc.'s Medical and Scientific Advisory Board. I look forward to our working relationship and appreciate your involvement in our company's mission to deliver the highest quality cellular medicines for the treatment of human disease. This letter is to confirm our agreement effective September 15, 2000 that ViaCell will compensate you as outlined below; I have highlighted in bold the parts of this agreement that have changed.

  Annual retainer fee of $20,000 paid quarterly in installments of $5,000.
  MSAB meetings include dinner meeting night before plus full day Board meeting. Payment to be within 30 days following the attendance:

     $5,000 for attendance to both dinner meeting and MSAB meeting $2,500 for attendance to MSAB full day meeting
     $  500 for telephonic attendance of MSAB meeting

  Expectation: 4 to 5 MSAB meetings per year. Phone calls, intermittent consulting, occasional meetings and conference calls, occasional publication reviews periodically throughout the year.

  Stock options: 100,000 Non-Qual Stock Options (40,000 for role as Chairman and 60,000 General Clinical and Scientific Consultant) at $0.30 per share, from which 40,000 are fully vested in a two year period; 50% of the shares will vest on the first annual anniversary date of the grant of September 28, 2000 and 50% on the second anniversary date of the grant; 60,000 will be vested on the first annual anniversary date and 25% in each subsequent year.

Alternatively, you may take your cash compensation in stock warrants. Should you choose warrants in lieu of cash compensation, the current warrant price for the above services is set at $6.38 per warrant. Should you attend four full day meetings and dinners, you would be entitled to 6,270 warrants ($5,000 x 4+20,000 = $40,000 divided by $6.38) The warrants will be granted within 30 days of attendance at each meeting. Warrants granted in lieu of the annual retainer cash payment will be issued on March 31, 2001.

ViaCell will reimburse you for miscellaneous travel expenses incurred on behalf of the Company. Mary Landers will arrange your flights and the flight cost will be billed directly to ViaCell. OTHER BUSINESS EXPENSES SHOULD BE SUBMITTED TO MARY LANDERS ON THE ATTACHED EXPENSE FORM. The Company will reimburse you in a timely fashion. I am confident you will use good prudent business judgment as it relates to business travel expenses.

This agreement may be terminated after twenty-four months by either party upon 14 days written notice for any reason or immediately in the event of a breach of the terms of any agreement between the parties. It is further understood that while you are serving as a member of ViaCell's Medical and Scientific Advisory Board, you will not serve as a consultant, employee, or in any similar capacity with any entity or individual in competition with ViaCell, Inc. and its Viacord Cord Blood Banking Service.

A copy of this agreement letter and ViaCell's Non-Disclosure Agreement are enclosed for your signature. One set of copies is for you and the other to return to us in the self-addressed envelope.

Sincerely,

/s/ Marc Beer

Marc D. Beer
Chairman and Chief Executive Officer                Agreed to by:

                                                    /s/ George Daley      3/1/01
                                                    ----------------------------
                                                    George Daley, MD        Date

X Will accept warrants in lieu of cash
compensation for the upcoming year

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